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           TRICORD SYSTEMS REPORTS DEVELOPMENTS IN LITIGATION WITH RGC

MINNEAPOLIS, MN - (APRIL 30, 2002) - Tricord announced today that after a hearing on April 29, 2002, the Delaware Chancery Court rejected RGC International Investors' motion for expedited proceedings on its claims against Tricord.

"We're pleased with the court's decision on this motion," said Keith Thorndyke. "We believe that the court's refusal to grant RGC's request for expedited proceedings is consistent with our feeling that RGC's claims will be shown to be without merit. While we continue to take all appropriate actions to respond to this lawsuit, the rejection of this motion by RGC will allow us to keep our focus on building our business while we prepare for trial which the court has stated will get underway no earlier than December of this year."


ABOUT TRICORD SYSTEMS
Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is designed for applications including general file serving, virtual workplace solutions, digital imaging and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements in this press release that are that are not historical facts, including the Company's statement of its expectations regarding the lawsuit filed against it by RGC International Investors and the merits of such lawsuit, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those predicted. Among the factors that could cause such results to differ materially are: the impact of any settlement discussions that the Company may engage in with RGC International Investors, the availability of open dates for the Delaware Chancery Court to conduct a trial, future findings and rulings by the Delaware Chancery Court and the development and discovery by either RGC International Investors or the Company of facts that are material to the litigation. The Company undertakes no obligation to update any forward-looking information.

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FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations, 763-551-6402